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                                                                   Exhibit 3.1


                           [STATE OF CALIFORNIA LOGO]
                               SECRETARY OF STATE

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                      RESTATED ARTICLES OF INCORPORATION OF
                        INTERNATIONAL MICROCIRCUITS, INC.

         Frank T. Deverse and Patsy J. Deverse hereby certify that:

         ONE: They are the duly elected and acting President and Secretary, respectively, of International Microcircuits, Inc., a California corporation (the "Corporation" or the "Company").

         TWO: The Articles of Incorporation of this corporation are hereby amended and restated to read as follows:

                                    Article I

         The name of the Corporation is International Microcircuits, Inc. (the "Corporation" or the "Company").

                                   Article II

         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   Article III

         The total number of shares of capital stock which the corporation (the "Corporation") shall have authority to issue is 11,760,000, of which (a) 6,660,000 shares shall be preferred stock, without par value per share ("Preferred Stock"), and (b) 5,100,000 shares shall be common stock, without par value per share.

         Except as otherwise restricted by these Amended and Restated Articles of Incorporation (these "Articles of Incorporation"), the Corporation is authorized to issue, from time to time, all or any portion of the capital stock of the Corporation which may have been authorized but not issued, to such person or persons and for such lawful consideration as it may deem appropriate, and generally in its absolute discretion to determine the terms and manner of any disposition of such authorized but unissued capital stock.

         Any and all such shares issued for which the full consideration has been paid or delivered shall be deemed fully paid shares of capital stock, and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

         The voting powers, designations, preferences, privileges and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of capital stock of the Corporation, shall be as provided in this Article III.

         The Corporation shall not, by amendment of this these Articles of Incorporation or through any Extraordinary Transaction (as defined in Section A.5(a)(ii) or other reorganization,

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transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, knowingly or purposefully avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights, if any, and other rights of the holders of the Preferred Stock against impairment.

                         A. CONVERTIBLE PREFERRED STOCK

         1. DESIGNATION. A total of 3,330,000 shares of the Corporation's Preferred Stock shall be designated as a series known as a series known as Convertible Preferred Stock, without par value per share (the "Convertible Stock").

         2. ELECTION OF DIRECTORS; VOTING.

               (a) ELECTION OF DIRECTORS. The holders of outstanding shares of Convertible Stock shall, voting together as a separate class, be entitled to elect four (4) Directors of the Corporation. Such Directors shall be the candidates receiving the greatest number of affirmative votes of the outstanding shares of Convertible Stock (the "Convertible Stock Director Designees"). Each holder of Convertible Stock entitled to vote at an election for directors may cumulate the votes to which such holder is entitled, I.E., such holder may cast a total number of votes equal to the number of directors to be elected multiplied by the number of votes to which such holder's shares are entitled, and may cast said total number of votes for one or more candidates in such proportions as such holder thinks fit; PROVIDED, HOWEVER, no holder shall be entitled to so cumulate such holder's votes unless the candidates for which such holder is voting have been placed in nomination prior to the voting and a holder has given notice at the meeting, prior to the vote, of an intention to cumulate votes. The candidates receiving the highest number of votes, up to the number of directors to be elected, are elected. Except as may otherwise be provided by law, each holder shall be entitled to one vote for each share held. The election of the Convertible Stock Director Designees by the holders of the Convertible Stock shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock, (iii) at any special meeting of holders of Convertible Stock called by holders of a majority of the outstanding shares of Convertible Stock or (iv) by the unanimous written consent of holders of the outstanding shares of Convertible Stock. If at any time when any share of Convertible Stock is outstanding any Convertible Stock Director Designee should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of the outstanding shares of Convertible Stock, voting together as a separate class, in the manner and on the basis specified above. The holders of outstanding shares of Convertible Stock shall also be entitled to vote for all other Directors of the Corporation together with holders of all other shares of the Corporation's outstanding capital stock entitled to vote thereon, voting as a single class, with each outstanding share entitled to the same number of votes specified in Section A.2(b). The holders of outstanding shares of Convertible Stock, may, in their sole discretion, determine to elect fewer than four (4) Convertible Stock Director Designees from time to time, and during any such period the Board of Directors nonetheless shall be deemed duly constituted.


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               (b) VOTING GENERALLY. The holder of each share of Convertible
Stock shall be entitled to the number of votes equal to the largest number of full shares of Common Stock (as defined in Section C of this Article III) into which each share of Convertible Stock could be converted pursuant to Section A.6 hereof (other than by means of Section A.6(b)) on the record date for the vote or for written consent of shareholders, if applicable, multiplied by the number of shares of Convertible Stock held of record by such holder on such date. The holder of each share of Convertible Stock shall be entitled to notice of any shareholders' meeting in accordance with the by-laws of the Corporation and shall vote with holders of the Common Stock, voting together as single class, upon all matters submitted to a vote of shareholders, excluding those matters required to be submitted to a class or series vote pursuant to the terms hereof (including without limitation Section A.8) or by law. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Convertible Stock held by each holder could be converted) shall be rounded to the nearest whole number (with any fraction equal or greater than one-half rounded upward to one and any fraction less than one-half rounded down to zero).

         3. DIVIDENDS. The holders of Convertible Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion; PROVIDED, HOWEVER, that no such dividend may be declared or paid on any shares of Convertible Stock unless at the same time a dividend is declared or paid on all outstanding shares of Common Stock and vice versa, with holders of Convertible Stock and Common Stock sharing in any such dividends as if they constituted a single class of stock and with each holder of a share of Convertible Stock entitled to receive such dividends based on the number of shares of Common Stock into which such share of Convertible Stock is then convertible hereunder. The right to dividends on shares of Convertible Stock shall not be cumulative, and no right shall accrue to holders of Convertible Stock by reason of the fact that dividends on said shares are not declared in any prior period.

         4. LIQUIDATION.

               (a) LIQUIDATION PREFERENCE. Upon any liquidation, dissolution or winding up of the Corporation and its subsidiaries, whether voluntary or involuntary (a "Liquidation Event"), each holder of outstanding shares of Convertible Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to shareholders, whether such assets are capital, surplus or earnings, and before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Convertible Stock, an amount in cash equal to (i) $4.44 per share of Convertible Stock held by such holder (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Convertible Stock), plus (ii) any accumulated but unpaid dividends to which such holder of outstanding shares of Convertible Stock is then entitled pursuant to Sections A.3 and A.5(f) hereof (the sum of clauses (i) and (ii) being referred to herein as the "Convertible Base Liquidation Amount"), plus (iii) any interest accrued pursuant to Section A.5(e) hereof to which such holder of Convertible Stock is entitled, if any (the sum of clauses (i), (ii) and (iii) being referred to herein as the "Convertible Liquidation Preference Amount"); PROVIDED, HOWEVER, that if, upon any Liquidation Event, the amounts payable with respect to the Convertible Liquidation Preference Amount are not paid in full, the holders of the Convertible Stock shall share ratably in any distribution of assets in proportion tot the full respective preferential amounts to which they


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are entitled; and PROVIDED FURTHER, HOWEVER, that if upon any Liquidation Event the holders of the outstanding shares of Convertible Stock would receive more than the aggregate Convertible Liquidation Preference Amount with respect to such shares in the event all of their shares were converted into Series A Redeemable Preferred Stock (as defined in Section B.1 of this Article III) and Common Stock immediately prior to the record date for distributions in connection with such liquidation event, then each holder of an outstanding share of Convertible Stock shall receive, in lieu of the Convertible Liquidation Preference Amount, an amount equal to such holder's Series A Redeemable Liquidation Preference Amount (as defined in Section B.4) under Section B.4 plus any dividends pursuant to Section A.3 or A.5(f) which are accumulated but unpaid in respect of such share as of the date of such Liquidation Event before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Convertible Stock, and thereafter shall share ratably with the holders of Common Stock and any other stock ranking on liquidation junior to the Convertible Stock in the assets available for distribution, with such distributions to be made as if each share of Convertible Stock had been converted into the number of shares of Series A Redeemable Preferred Stock and Common Stock issuable upon the conversion of such holder's shares of Convertible Stock immediately prior to any such Liquidation Event. The provisions of this Section A.4 shall not in any way limit the right of the holders of Convertible Stock to elect to convert their shares of Convertible Stock into Series A Redeemable Preferred Stock and Common Stock pursuant to Section A.6 prior to or in connection with any Liquidation Event.

               (b) NOTICE. Prior to the occurrence of any Liquidation Event, the Corporation will furnish each holder of Convertible Stock notice in accordance with Section A.9 hereof, together with a certificate prepared by the chief financial officer of the Corporation describing in detail the facts of such Liquidation Event, stating in detail the amount(s) per share of Convertible Stock each holder of Convertible Stock would receive pursuant to the provisions of Section A.4(a) hereof (both with respect to the amount a holder would receive pursuant to clauses (i) and (ii) of Section A.4(a) and the amount a holder would receive pursuant to the second proviso of Section A.4(a)) and stating in detail the facts upon which such amounts were determined.

         5. REDEMPTION.

               (a) REDEMPTION EVENTS.

                   (i) ON OR AFTER DECEMBER 5, 2003.

                       (A) At any time after December 5, 2003, on any one occasion any holder of Convertible Stock may require the Corporation to redeem up to 50% of the outstanding shares of Convertible Stock held by such holder at such time.

                       (B) At any time after December 5, 2004, on any one occasion any holder of Convertible Stock may require the Corporation to redeem up to all of the outstanding shares of Convertible Stock held by such holder at such time.

                   (ii) EXTRAORDINARY TRANSACTIONS. Upon the election of the holder or holders of not less than sixty-six and two-thirds percent in voting power of the outstanding


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Convertible Stock in connection with (A) a merger or consolidation of the
Corporation with or into another corporation (with respect to which less than a majority of the outstanding voting power of the surviving or consolidated corporation is held by shareholders of the Corporation immediately prior to such event), (B) the sale or transfer of all or substantially all of the properties and assets of the Corporation and its subsidiaries, (C) any purchase by any party (or group of affiliated parties) other than the Investors (as defined in that certain Stock Purchase Agreement by and among the Corporation and the Investors (as defined therein) dated November 19, 1997), of shares of capital stock of the Corporation (either through a negotiated stock purchase or a tender for such shares), the effect of which is that such party (or group of affiliated parties) that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Corporation immediately prior to such purchase beneficially owns at least a majority of such voting power immediately after such purchase, (D) the redemption or repurchase of shares representing a majority of the voting power of the outstanding shares of capital stock of the Corporation or (E) a public offering not constituting a "QPO" (as defined in Section A.6(b) below) (each an "Extraordinary Transaction"), then, as a part of and as a condition to the effectiveness of such Extraordinary Transaction, UNLESS the holders of the Convertible Stock shall have elected to convert their shares of Convertible Stock into Series A Redeemable Preferred Stock and Common Stock in accordance with the voluntary conversion provisions of Section A.6 prior to the effective date of such Extraordinary Transaction, redeem all (but not less than all) of the outstanding shares of Convertible Stocks for an amount equal to the Convertible Liquidation Preference Amount, such amount to be payable in cash or, at the election of holders of not less than sixty-six and two-thirds percent in voting power of the outstanding Convertible Stock, in the same form of consideration as is paid to the holders of Common Stock in such Extraordinary Transaction; PROVIDED, HOWEVER, that if upon any Extraordinary Transaction the holders of the outstanding shares of Convertible Stock would receive more than the aggregate Convertible Liquidation Preference Amount in the event their shares were converted into Series A Redeemable Preferred Stock and Common Stock immediately prior to such Extraordinary Transaction, then each holder of Convertible Stock shall receive with respect to each outstanding share of Convertible Stock held by such holder an amount equal to the per share Series A Redeemable Liquidation Preference Amount under Section B.4 plus any dividends pursuant to Section A.3 or A.5(f) which are accumulated but unpaid in respect of such share as of the date of such Extraordinary Transaction before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Convertible Stock, payable in cash, and thereafter shall share ratably with the holders of the Common Stock and any other stock ranking on liquidation junior to the Convertible Stock in the proceeds of such Extraordinary Transaction or, as applicable, shall receive from the Corporation an amount equal to the amount per share that would be paid if the shares of Common Stock receivable upon conversation of the Convertible Stock were being acquired in the Extraordinary Transaction at the same price per share as is paid for Common Stock, which excess amount shall be paid in the same form of consideration as is paid to holders of Common Stock, as if each share of Convertible Stock had been converted into the number of shares of Series A Redeemable Preferred Stock and Common Stock issuable upon the conversion of such share of Convertible Stock immediately prior to such Extraordinary Transaction. The foregoing election shall be made by such holders giving the Corporation and each other holder of Convertible Stock not less than five (5) business days prior written notice, which shall set forth the date for such redemption. The provisions of this Section A.5 shall not in any way limit the


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right of the holders of Convertible Stock to elect to convert their shares into shares of Series A Redeemable Preferred Stock and Common Stock pursuant to Section A.6 prior to or in connection with any Extraordinary Transaction.

               (b) VALUATION OF DISTRIBUTION SECURITIES. Any securities or other considerable to be delivered to the holders of the Convertible Stock upon any Extraordinary Transaction in accordance with the terms hereof shall be valued as follows:

                   (i) If traded on a nationally recognized securities exchange or inter-dealer quotation system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) business days prior to the closing:

                   (ii) If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; and

                   (iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than sixty-six and two-thirds percent in voting power of the outstanding shares of Convertible Stock, provided that if the Corporation and the holders of sixty-six and two-thirds percent in voting power of the outstanding shares of Convertible Stock are unable to reach agreement, then by independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.

               (c) NOTICE BY CORPORATION. Prior to the occurrence of any Extraordinary Transaction, the Corporation will furnish each holder of Convertible Stock notice in accordance with Section A.9 hereof, together with a certificate prepared by the chief financial officer of the Corporation describing in detail all material terms of such Extraordinary Transaction, including without limitation the consideration to be delivered in connection with such Extraordinary Transaction the valuation of the corporation at the time of such extraordinary transaction and the identities of the parties to the Extraordinary Transaction.

               (d) REDEMPTION DATE: REDEMPTION PRICE. Any holder of Convertible Stock may exercise such holder's right of redemption pursuant to Section A.5(a)(i) by such holder giving the Corporation not less than five (5) business days prior written notice, which notice shall set forth the date of such redemption. Upon the election of the holders of not less than sixty-six and two-thirds percent of the voting power of the outstanding Convertible Stock to cause the Corporation to redeem the Convertible Stock pursuant to Section A.5(a)(ii), all holders of Convertible Stock shall be deemed to have elected to cause the Convertible Stock to be so redeemed. Any date upon which a redemption shall actually occur in accordance with Section A.5(a) shall be referred to as a "Convertible Redemption Date." The redemption price for each share of Convertible Stock redeemed pursuant to this Section A.5 shall be the per share Convertible Liquidation Preference Amount or such greater per share amount as may be payable pursuant to the proviso to Section A.5(a)(ii), if applicable (the "Convertible Redemption Price"). The aggregate Convertible Redemption Price shall be payable in cash in immediately available funds to the respective holders of the Convertible Stock on the Convertible Redemption Date


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(subject to Section A.5(e)) except to the extent contemplated by the proviso to Section A.5(a)(ii). Until the aggregate Convertible Redemption Price has been paid for all shares of Convertible Stock being redeemed: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation; and (B) except as permitted by Section A.8(h), no shares of capital stock of the corporation (other than the Convertible Stock in accordance with this Section A.5) shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

               (e) REDEMPTION PROHIBITED. If, at a Convertible Redemption Date, the Corporation is prohibited under the General Corporation Law of the State California (the "Corporation Law") from redeeming all shares of Convertible Stock for which redemption is required hereunder, then it shall redeem such shares on a pro-rata basis among the holders of Convertible Stock in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent possible and shall redeem the remaining shares to be redeemed as soon as the Corporation is not prohibited from redeeming some or all of such shares under the Corporation Law, subject to the last paragraph of Section A.8. The shares of Convertible Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided in this Article III. The Corporation shall take such action as shall be necessary or appropriate to review and promptly remove any impediment to its ability to redeem Convertible Stock, Series A Redeemable Preferred Stock or Common Stock under the circumstances contemplated by this Section A.5(e) or Sections B.5(c) or C.5(c). In the event that the Corporation fails for any reason to redeem shares for which redemption is required pursuant to this Section A.5, including without limitation due to a prohibition of such redemption under the Corporation Law, then during the period from the applicable Convertible Redemption Date through the date on which such shares are redeemed, the applicable convertible Base Liquidation Amount of such shares shall bear interest at the rate of ten percent (10%) per annum, with such interest to accrue daily in arrears and to be compounded annually; PROVIDED, HOWEVER, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the "Maximum Permitted Rate"). In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the obligation to be fulfilled shall automatically be reduced to eliminate such excess; PROVIDED, HOWEVER, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Redemption Date if permitted by applicable law.

               (f) DIVIDEND AFTER CONVERTIBLE REDEMPTION DATE. From and after a Convertible Redemption Date, no shares of Convertible Stock subject to redemption shall be entitled to dividends, if any, as contemplated by Section A.3; PROVIDED, HOWEVER, that in the event that shares of Convertible Stock are unable to be redeemed and continue to be outstanding in accordance with Section A.5(e), such shares shall continue to be entitled to dividends and interest thereon as provided in Section A.3 and A.5(e) until the date on which such shares are actually redeemed by the Corporation.

               (g) SURRENDER OF CERTIFICATES. Upon receipt of the applicable Convertible Preferred Redemption Price by certified check or wire transfer, each holder of shares of Convertible Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly


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executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit or agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith (an "Affidavit of Loss") with respect to such certificates at the principal executive office of the Corporation or the office of the transfer agent for the Convertible Stock or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by notice to the holders of Convertible Stock, and each surrendered certificate shall be canceled and retired; PROVIDED, HOWEVER, that if the holder has exercised its redemption right pursuant to Section A.5(a)(i)(A) or the Corporation is prohibited from redeeming all shares of Convertible Stock as provided in Section A.5(e), the holder shall not be required to surrender said certificate(s) to the Corporation until said holder has received a new stock certificate for those shares of Convertible Stock not so redeemed.

         6. CONVERSION. The holders of the Convertible Stock shall have the following conversion rights:

               (a) AUTOMATIC CONVERSION UPON ELECTION OF HOLDERS. The holders of shares of Convertible Stock shall be entitled, upon the written election of the holder or holders of not less than sixty-six and two-thirds percent in voting power of the outstanding shares of Convertible Stock, without the payment of any additional consideration, (i) immediately prior to and subject to the closing or happening of a Liquidation Event or an Extraordinary Transaction and (ii) at any time after December 5, 1999, to cause all (but not less than all) of the outstanding shares of Convertible Stock to be automatically converted into (i) the number of fully paid and nonassessable shares of Common Stock which results from dividing the Conversion Price (as defined in this Section A.6(a)) per share in effect for the Convertible Stock at the time of conversion into the per share Conversion Value (as defined in this Section A.6(a)) of the Convertible Stock (the "Conversion Shares") and (ii) one (1) fully paid and nonassessable share of Series A Redeemable Preferred Stock. Upon the election to so convert in the manner and on the basis specified in the preceding sentence, all holders of the Convertible Stock shall be deemed to have elected to voluntarily convert all outstanding shares of Convertible Stock pursuant to this Section A.6. Upon the filing and effectiveness of these Articles of Incorporation with the California Secretary of State's office, the "Conversion Price" per share of Convertible Stock shall be $4.44, and the per share "Conversion Value" of Convertible Stock shall be $4.44. The Conversion Price per share of Convertible Stock and the Common Stock Conversion Rate (as defined in this Section A.6(a)) shall be subject to adjustment from time to time as provided in Section A.7 hereof. The number of shares of Common Stock into which a share of Convertible Stock is convertible is hereinafter referred to as the "Common Stock Conversion Rate." The number of shares of Series A Redeemable Preferred Stock into which a share of Convertible Stock is convertible is hereinafter referred to as the "Series A Redeemable Conversion Rate." If the holders of shares of Convertible Stock elect to convert the outstanding shares of Convertible Stock at a time when there are any accumulated but unpaid dividends or other amounts due on or in respect of such shares, such dividends and other amounts shall be paid in full in cash by the Corporation in connection with such conversion. Upon the election to so convert in the manner and on the basis specified in this Section A.6(a) all holders of the Convertible Preferred Stock shall be deemed to have elected to voluntarily convert all outstanding shares of Convertible Preferred Stock pursuant to this Section A.6(a).


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               (b) AUTOMATIC CONVERSION UPON QPO. Each share of Convertible
Stock shall automatically be converted, without the payment of any additional consideration, into shares of Common Stock and Series A Redeemable Preferred Stock as of, and in all cases subject to, the closing of the Corporation's first underwritten offering to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, provided that (i) such registration statement covers the offer and sale of Common Stock of which the aggregate net proceeds attributable to sales for the account of the Corporation exceed $20,000,000, at a price per share not less than $13.32 (as appropriately adjusted for any stock split, combination, reorganization, recapitalization, stock dividend, or similar event), (ii) such Common Stock is listed for trading on either the New York Stock Exchange or the Nasdaq National Market System and
(iii) if a redemption election is made pursuant to Section B.5(a)(i) or (a)(ii), either (A) all outstanding shares of Series A Redeemable Preferred Stock which are outstanding or issuable upon such automatic conversion are redeemed immediately upon and as of the closing of such offering, (B) contemporaneously with such offering cash in an amount sufficient to redeem all outstanding shares of Series A Redeemable Preferred Stock is segregated and irrevocably held by the Corporation for payment to holders of Series A Redeemable Preferred Stock or (C) all outstanding shares of Series A Redeemable Preferred Stock are exchanged for Series A Notes (as defined in Section B.5(a)(i)) (a "QPO" or a "Qualified Public Offering"); PROVIDED that if a closing of a QPO occurs, all outstanding shares of Convertible Stock shall be deemed to have been converted into shares of Common Stock and Series A Redeemable Preferred Stock immediately prior to such closing. Any such conversion shall be at the Common Stock Conversion Rate and Series A Redeemable Conversion Rate in effect upon the closing of a QPO, as applicable.

If the holders of shares of Convertible Stock are required to convert the outstanding shares of Convertible Stock pursuant to this Section A.6(b) at a time when there are any declared but unpaid dividends or any amounts due on or in respect of such shares, such dividends and other amounts shall be paid in full in cash by the Corporation in connection with such conversion.

               (c) PROCEDURE FOR VOLUNTARY CONVERSION. Upon election to convert pursuant to Section A.6(a), each holder of Convertible Stock shall surrender the certificate or certificates representing its Convertible Stock, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Convertible Stock or such office or offices in the continental United States of any agent for conversion as may from time to time be designated by notice to the holders of the Convertible Stock by the Corporation, or shall deliver an Affidavit of Loss with respect to such certificates. Upon surrender of a certificate representing Convertible Stock for conversion, or delivery of an Affidavit of Loss, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder's designee, at the address designated by such holder, certificates for the number of shares of Common Stock and Series A Redeemable Preferred Stock to which such holder shall be entitled upon conversion. The issuance of certificates for Common Stock and Series A Redeemable Preferred Stock upon conversion of Convertible Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock. If a Liquidation Event or conversion of Convertible Stock upon an Extraordinary Transaction or public offering not constituting a QPO occurs, all


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outstanding shares of Convertible Stock shall be deemed to have been converted into shares of Common Stock and Series A Redeemable Preferred Stock immediately prior thereto, provided that the Corporation shall make appropriate provisions
(x) for the Common Stock issued upon such conversion to be treated on the same basis as all other Common Stock in such Liquidation Event, Extraordinary Transaction or public offering not constituting a QPO and (y) for the payment of the Series A Redeemable Liquidation Preference Amount in connection with any Liquidation Event or the redemption of the Series A Redeemable Preferred Stock (issued upon such conversion) upon election of such redemption in connection with any Extraordinary Transaction or public offering not constituting a QPO, if applicable, as provided herein. In the event of any public offering constituting a QPO, the provisions of Section A.5(d) shall apply.

               (d) PROCEDURE FOR AUTOMATIC CONVERSION. As of, and in all cases subject to, the closing of a QPO (the "Automatic Conversion Date"), all outstanding shares of Convertible Stock shall be converted automatically into shares of Common Stock and Series A Redeemable Preferred Stock at the applicable conversion rates specified in Section A.6(a) and without any further action by the holders of such shares and whether or not the certificates representing such shares of Convertible Stock are surrendered to the Corporation or its transfer agent; PROVIDED, HOWEVER, that all holders of Convertible Stock shall be given prior written notice of the occurrence of a QPO in accordance with Section A.9 hereof. On the Automatic Conversion Date, all rights with respect to the Convertible Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an Affidavit or Loss thereof to receive certificates for the number of shares of Common Stock and Series A Redeemable Preferred Stock into which such Convertible Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. Upon surrender of such certificates or Affidavit of Loss the Corporation shall issue and deliver to such holder, promptly (and in any event in such time as is sufficient to enable such holder to participate in such QPO) at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock and number of shares of Series A Redeemable Preferred Stock or the Series A Notes into which the shares of the Convertible Stock surrendered were convertible on the Automatic Conversion Date.

               (e) RESERVATIONS OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock and Series A Redeemable Preferred Stock solely for the purpose of effecting the conversion of the shares of Convertible Stock such number of its shares of Common Stock and Series A Redeemable Preferred Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Convertible Stock; and if at any time the number of authorized but unissued shares of Common Stock and Series A Redeemable Preferred Stock shall not be sufficient to effect the conversion of all then outstanding shares of Convertible Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock and Series A Redeemable Preferred Stock to such number of shares as shall be sufficient for such purpose.

               (f) NO CLOSING OF TRANSFER BOOKS. The Corporation shall not close its books against the transfer of shares of Convertible Stock in any manner which would interfere with the timely conversion of any shares of Convertible Stock.

         7. ADJUSTMENTS. The Conversion Price in effect from time to time shall be subject to adjustment from and after December 5, 1997 and regardless of whether any shares of Convertible Stock are then issued and outstanding as follows:

               (a) STOCK DIVIDENDS, SUBDIVIDENDS AND COMBINATIONS. Upon the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or the combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Price shall, simultaneously with the happening of such dividend, subdivision or split be adjusted by multiplying the then effective Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this Section A.7(a) shall be given effect, upon payment of such a dividend or distribution, as of the record date for the determination of shareholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of subdivision or combination shall become effective immediately as of the effective date thereof.

               (b) SALE OF COMMON STOCK. In the event the Corporation shall at any time, or from time to time, issue, sell or exchange any shares of Common Stock (including shares held in the Corporation's treasury but excluding up to 994,407 shares of Common Stock (as appropriately adjusted for stock splits, stock dividends and the like) issued to officers, directors or employees of the Corporation or upon the exercise of options or other rights issued to such officers, director or employees pursuant to the stock option plans (the "Excluded Shares"), for a consideration per share less than the Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares, then, and thereafter successively upon each such issuance, sale or exchange, the Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares shall forthwith be reduced to an amount determined by multiplying such Conversion Price by a fraction:

                   (i) the numerator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Convertible Stock, options, warrants, rights or convertible securities), plus (Y) the number of shares of Common Stock which the net aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Conversion Price (prior to adjustment), and

                   (ii) the denominator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Convertible Stock, options, warrants, rights or convertible securities), plus (Y) the number of such additional shares of Common Stock so issued.

               (c) SALE OF OPTIONS, RIGHTS OR CONVERTIBLE SECURITIES. In the event the Corporation shall at any time or from time to time, issue options, warrants or rights to subscribe for shares of Common Stock, or issue any securities convertible into or exchangeable for shares of Common Stock, or issue any securities convertible into or exchangeable for shares of (other than any options or warrants for Excluded Shares), for a consideration per share (determined by dividing the Net Aggregate Consideration (as determined below) by the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible securities were exercised or converted to the fullest extent permitted by their terms) less than the Conversion Price in effect immediately prior to the issuance of such options or rights or convertible or exchangeable securities, the Conversion Price in effect immediately prior to the issuance of such options, warrants or rights or securities shall be reduced to an amount determined by multiplying such Conversion Price by a fraction:

                   (i) the numerator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, rights or convertible securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Convertible Stock, options, warrants, rights or convertible securities), plus (Y) the number of shares of Common Stock which the total amount of consideration received by the Corporation for the issuance of such options, warrants, rights or convertible securities plus the minimum amount set forth in the terms of such security as payable to the Corporation upon the exercise or conversion thereof (the "Net Aggregate Consideration") would purchase at the Conversion Price prior to adjustment, and

                   (ii) the denominator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, warrants, rights or convertible securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Convertible Stock, options, warrants, rights or convertible securities), plus (Y) the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible securities were exercised or converted.

               (d) EXPIRATION OR CHANGE IN PRICE. If the consideration per share provided for in any options or rights to subscribe for shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock, changes at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such options or convertible securities provided for such changed consideration per share (determined as provided in Section A.7(c) hereof), at the time initially granted, issued or sold; PROVIDED, that such adjustment of the Conversion Price will be made only as and to the extent that the Conversion Price effective upon such adjustment remains less than or equal to the Conversion Price that would be in effect if such options, rights or securities had not been issued. No adjustment of the Conversion Price shall be made under this Section A.7 upon the issuance of any additional shares of Common Stock which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if an adjustment shall previously have been made upon the issuance of such warrants, options or other rights. Any adjustment of the Conversion Price shall be disregarded if, as, and when the rights to acquire shares of Common Stock upon exercise or conversion of the warrants, options, rights or convertible securities which gave rise to such adjustment expire or are canceled without having been exercised, so that the Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Conversion Price in effect at the time of the issuance of the expired or canceled warrants, options, rights or convertible securities, with such additional adjustments as would have been made to that Conversion Price had the expired or canceled warrants, options, rights or convertible securities not been issued.

               (e) OTHER ADJUSTMENTS. In the event the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event lawful and adequate provision shall be made so that the holders of Convertible Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities of the Corporation which they would have received had their Convertible Stock been converted into Common Stock and Series A Redeemable Preferred Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section A.7 as applied to such distributed securities.

         If the Common Stock issuable upon the conversion of the Convertible Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section A.7), then and in each such event the holder of each share of Convertible Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Convertible Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

               (f) MERGERS AND OTHER REORGANIZATIONS. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section A.7) or a merger or consolidation of the Corporation with or into another Corporation or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of and as a condition to the effectiveness of such reorganization, merger, consolidation or sale, lawful and adequate provision shall be made so that the holders of the Convertible Stock shall thereafter be entitled to receive upon conversion of the Convertible Stock the number of shares of stock or other securities or property of the Corporation or of the successor Corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of the Convertible Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section A.7 (including without limitation provisions for adjustment of the Conversion Price and the number of shares purchasable upon conversion of the Convertible Stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of the Convertible Stock.

               (g) All calculations under this Section A.7 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

               (h) Upon the occurrence of each adjustment or readjustment pursuant to this Section A.7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Convertible Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Convertible Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Prices before and after such adjustment or readjustment and (iii) the number of shares of Common Stock and Series A Redeemable Preferred Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Convertible Stock.

         8. COVENANTS. So long as any shares of Convertible Preferred Stock (or Series A Redeemable Preferred Stock, as applicable) shall be outstanding, the Corporation shall not, without first having provided written notice of such proposed action to each holder of outstanding shares of Convertible Preferred Stock (or Series A Redeemable Preferred Stock, as applicable) and having obtained the affirmative vote or written consent of the holders of not less than sixty-six and two-thirds percent in voting power of the outstanding shares of Convertible Preferred Stock (or Series A Redeemable Preferred Stock, as applicable), voting as a single class, with each share of Convertible Preferred Stock (or Series A Redeemable Preferred Stock, as applicable) entitling the holder thereof to one vote per share of Convertible Preferred Stock (or Series A Redeemable Preferred Stock, as applicable) held by such holder:

               (a) sell, lease or otherwise dispose of (whether in one transaction or a series of related transactions) all or substantially all of its assets;

               (b) merge with or into or consolidate with another entity (except into or with a wholly-owned subsidiary of the Corporation with the requisite shareholder approval);

               (c) acquire any other corporation or business concern, whether by acquisition of assets, capital stock or otherwise, and whether in consideration of the payment of cash, the issuance of capital stock or otherwise, or make any material investment in another business entity;

               (d) voluntarily dissolve, liquidate or wind up its operations;

               (e) authorize the issuance of, issue or reserve for issuance, any equity securities (including without limitations options, warrants, convertible or exchangeable securities or rights giving the holder thereof the right to acquire equity securities or any of the foregoing) or otherwise engage in any equity financing, including without limitation in connection with a stock acquisition, but excluding the issuance of stock options and/or restricted stock as contemplated by Section 5.11 of that certain Preferred Stock Purchase Agreement, dated as of November 19, 1997 (the "Purchase Agreement"), by and between the Corporation and certain Investors (as defined therein);

               (f) declare or make dividend payments on any shares of its Common Stock (as defined in Section C.1) or any other class of its capital stock;

               (g) create, or obligate itself to create, any class or series of shares having preference over or being on a parity with the Convertible Preferred Stock or the Series A Redeemable Preferred Stock;

               (h) except as otherwise expressly provided in the Purchase Agreement, that certain Stock Redemption Agreement, dated as of November 19, 1997 (the "Redemption Agreement"), by and between the Corporation and certain other parties named therein, the Option Cancellation Agreement (as defined the Purchase Agreement) or herein, the Corporation will not declare or pay any dividends or make any distributions of cash, property or securities of the Corporation with respect to any shares of its Common Stock or any other class of its capital stock, or directly or indirectly redeem, purchase, or otherwise acquire for consideration any shares of its Common Stock or any other class of its capital stock; provided. however, that this restriction shall not apply to the repurchase of (x) up to 390,000 shares of Common Stock held by Golden Legacy Limited Partnership, a Nevada limited partnership and (y) shares of Common Stock pursuant to agreements under which the Corporation has the option or obligation to repurchase such shares upon the occurrence of certain events, including the termination of employment, and a right of refusal to acquire shares in the event of certain proposed transfers;

               (i) enter into any agreement or arrangement or take any other action that eliminates, amends, restricts or otherwise adversely affects the rights of the holders of the Convertible Preferred Stock or the Series A Redeemable Preferred Stock or the Corporation's ability to perform its obligations hereunder;

               (j) increase the size of the Board of Directors to more than seven (7) members;

               (k) enter into or be a party to any transaction or agreement, including without limitation any lease or other rental or purchase agreement providing for loans or extensions of credit by or to the Corporation with or for the benefit of any person or entity which is a shareholder, officer or director of the Corporation, a relative by blood or marriage of, a trust or estate for the benefit of, or a person or entity which directly or indirectly controls, is controlled by, or is under common control with, any such person or entity, except (i) for normal compensation paid to employees of the Corporation in the ordinary course of business and (ii) transactions expressly disclosed in or contemplated by the Purchase Agreement and the exhibits thereto; or

               (l) make any amendment to Article III of its Articles of Incorporation or make any other amendment to its Articles of Incorporation or any amendment to its By-laws that eliminates, amends or restricts the rights and preferences of or otherwise adversely affects the holders of the Convertible Preferred Stock or the Series A Redeemable Preferred Stock.

         Further, the Corporation shall not, by amendment of these Articles of Incorporation or through any Extraordinary Transaction or other reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation and each subsidiary of the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Article III and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Convertible Preferred Stock and the Series A Redeemable Preferred Stock set forth in this Certificate against impairment. Any successor to the Corporation or any subsidiary of the Corporation shall agree, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Convertible Preferred Stock and the Series A Redeemable Preferred Stock.

         9. NOTICE

               (a) LIQUIDATION EVENTS, EXTRAORDINARY TRANSACTIONS. ETC. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or
(ii) any Liquidation Event (as defined in Section A.4), any Extraordinary Transaction (as defined in Section A.5), any QPO (as defined in Section A.6) or any other public offering becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Convertible Stock (or each holder of Series A Redeemable Preferred Stock, as applicable) at least forty-five (45) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, Extraordinary Transaction, QPO or other public offering is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.

               (b) WAIVER OF NOTICE. The holder or holders of not less than sixty-six and two-thirds percent in voting power of the outstanding shares of Convertible Stock (or Series A Redeemable Preferred Stock, as applicable) may, at any time upon written notice to the Corporation, waive any notice provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.

               (c) GENERAL. In the event that the Corporation provides any notice, report or statement to any holder of Common Stock, the Corporation shall at the same time provide a copy of any such notice, report or statement to each holder of outstanding shares of Convertible Stock (or Series A Redeemable Preferred Stock, as applicable).

         10. NO REISSUANCE OF CONVERTIBLE STOCK. No share or shares of Convertible Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

         11. CONTRACTUAL RIGHTS OF HOLDERS. The various provisions set forth herein for the benefit of the holders of the Convertible Stock and Series A Redeemable Preferred Stock shall be deemed contract rights enforceable by them, including without limitation, one or more actions for specific performance.

                     B. SERIES A REDEEMABLE PREFERRED STOCK

         1. DESIGNATION. A total of 3,330,000 shares of the Corporation's Preferred Stock shall be designated as a series known as Series A Redeemable Preferred Stock, without par value per share (the "Series A Redeemable Preferred Stock").

         2. ELECTION OF DIRECTORS: VOTING.

               (a) ELECTION OF DIRECTORS. The holders of outstanding shares of Series A Redeemable Preferred Stock shall, voting together as a separate class, be entitled to elect one (1) Director. Such Director shall be the candidate receiving the greatest number of affirmative votes (with each holder of Series A Redeemable Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Series A Redeemable Preferred Stock held by such holder) of the outstanding shares or Series A Redeemable Preferred Stock (the "Series A Redeemable Preferred Stock Director Designee"). The election of the Series A Redeemable Preferred Stock Director Designee by the holders of the Series A Redeemable Preferred Stock shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock, (iii) at any special meeting of holders of Series A Redeemable Preferred Stock called by holders of a majority of the outstanding shares of Series A Redeemable Preferred Stock or (iv) by the unanimous written consent of holders of the outstanding shares of Series A Redeemable Preferred Stock. If at any time when any share of Series A Redeemable Preferred Stock is outstanding the Series A Redeemable Preferred Stock Director Designee should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of holders of the outstanding shares of Series A Redeemable Preferred Stock, voting together as a separate class, in the manner and on the basis specified above.

               (b) VOTING GENERALLY. Except as set forth above with respect to the election of the Series A Redeemable Preferred Stock Director Designee, the holders of Series A Redeemable Preferred Stock shall not be entitled to vote on any matters except to the extent otherwise required under the Corporation Law.

         3. DIVIDENDS. The holders of outstanding shares of Series A Redeemable Preferred Stock shall be entitled to receive, out of any funds legally available therefor, cumulative (non-compounding) dividends on the Series A Redeemable Preferred Stock in cash, at the per share rate per annum of six percent (6%) of $3.996 (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Series A Redeemable Preferred Stock) (a "Series A Redeemable Cumulative Dividend"). Such dividends will accrue quarterly in arrears commencing as of the date of issuance of the Series A Redeemable Preferred Stock and be cumulative, to the extent unpaid, whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Series A Redeemable Cumulative Dividends shall become due and payable with respect to any share of Series A Redeemable Preferred Stock as provided in Section B.4 and Section B.5. So long as any shares of Series A Redeemable Preferred Stock are outstanding and the Series A Redeemable Cumulative Dividends have not been paid in full in cash: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any Common Stock or other capital stock of the Corporation ranking junior to the Series A Redeemable Preferred Stock; and (B) except as provided in Section A.8(h), no shares of capital stock of the Corporation ranking junior to the Series A Redeemable Preferred Stock shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof. All numbers relating to the calculation of dividends pursuant to this Section B.3 shall be subject to equitable adjustment in the event of any stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Series A Redeemable Preferred Stock.

         4. LIQUIDATION. Upon any Liquidation Event, each holder of outstanding shares of Series A Redeemable Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to shareholders, whether such assets are capital, surplus, or earnings, and before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Series A Redeemable Preferred Stock, an amount in cash equal to the sum of (a) $3.996 per share of Series A Redeemable Preferred Stock held by such holder (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Series A Redeemable Preferred Stock), plus (b) any accumulated but unpaid dividends to which such holder of outstanding shares of Series A Redeemable Preferred Stock is entitled pursuant to Sections B.3 and B.5(d) hereof (the sum of clauses (a) and (b) being referred to herein as the "Series A Redeemable Base Liquidation Amount"), plus (c) any interest accrued pursuant to Section B.5(c) to which such holder of outstanding shares of Series A Redeemable Preferred Stock is entitled, if any (the sum of clauses (a), (b) and (c) being referred to herein as the "Series A Redeemable Liquidation Preference Amount"); PROVIDED, HOWEVER, that if, upon any Liquidation Event, the amounts payable with respect to the Series A Redeemable Liquidation Preference Amount are not paid in full, the holders of the Series A Redeemable Preferred Stock shall ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

         5. REDEMPTION.

               (a) REDEMPTION EVENTS.

                   (i) UPON ELECTION OF HOLDERS UPON A QPO. Upon the election of holder or holders of not less than sixty-six and two-thirds percent of the outstanding Series A Redeemable Preferred Stock, the Corporation shall redeem all (and not less than all, except as set forth in the third sentence of this Section B.5(a)) of the outstanding shares of Series A Redeemable Preferred Stock upon the closing of a QPO. The foregoing election shall be made by such holders giving the Corporation and each other holder of Series A Redeemable Preferred

Stock written notice not less than five (5) days prior to the closing of a QPO. In the event that the principal underwriter for a QPO shall reasonably and in good faith request in writing, or cause the Corporation to so request in writing, that the holders of Series A Redeemable Preferred Stock waive the holders' right to elect to have such holder's shares of Series A Redeemable Preferred Stock redeemed pursuant to this Section B.5(a)(i) and the holders of sixty-six and two-thirds percent in voting power of the outstanding shares of the Series A Redeemable Preferred Stock agree to so waive such redemption election, then all outstanding shares of Series A Redeemable Preferred Stock shall be exchanged, without the payment of additional consideration, for notes of the Corporation ("Series A Notes") in an aggregate principal amount equal to the aggregate Series A Redemption Price (as defined in Section B.5(b) below), which Series A Notes shall (i) (i) mature on the second anniversary of the effective date of such QPO and (ii) bear interest on the outstanding principal balance thereof at the rate of ten percent (10%) per annum, which interest shall accrue daily in arrears and be paid on the last day of each month, commencing on the last day of the first month following the effective date of such QPO; provided, however, that in no event shall such interest rate exceed the Maximum Permitted Rate.

                   (ii) UPON ELECTION OF CORPORATION UPON A QPO. The Corporation may elect to redeem all (but not less than all, other than pursuant to Section B.5(c) below) of the outstanding shares of Series A Redeemable Preferred Stock at any time upon the closing of a QPO. The foregoing election shall be made by the Corporation giving each holder of Series A Redeemable Preferred Stock written notice not less than five (5) days prior to the closing of a QPO.

                   (iii) LAPSE OF TIME.

                       (A) At any time after the later of the first anniversary of the date of the conversion of the Convertible Preferred Stock as set forth in Section A.6 (other than in connection with an Extraordinary Transaction) and December 5, 2003, on any one occasion any holder of Series A Redeemable Preferred Stock may require the Corporation to redeem up to 50% of the outstanding shares of Series A Redeemable Preferred Stock held by such holder at such time.

                       (B) At any time after the later of the second anniversary of the date of the conversion of the Convertible Preferred Stock as set forth in Section A.6 (other than in connection with an Extraordinary Transaction) and December 5, 2004, on any one occasion any holder of Series A Redeemable Preferred Stock may require the Corporation to redeem up to all of the outstanding shares of Series A Redeemable Preferred Stock held by such holder at such time.

                   (iv) UPON EXTRAORDINARY TRANSACTIONS. Upon the election of the holder or holders of not less than sixty-six and two-thirds percent in voting power of the outstanding Series A Redeemable Preferred Stock, the Corporation shall redeem all (and not less than all, other than pursuant to Section B.5(c) below) of the outstanding shares of Series A Redeemable Preferred Stock upon the occurrence of an Extraordinary Transaction (as defined in Section A.5) or public offering not constituting a QPO. The foregoing election shall be made by such holders giving the Corporation and each other holder of Series A Redeemable Preferred Stock (or

Convertible Stock, as applicable) not less than five (5) days prior written notice, which notice shall set forth the date for such redemption.

                   (v) UPON ELECTION OF CORPORATION.

                       (A) At any time after the later of the first anniversary of the date of the conversion of the Convertible Preferred Stock as set forth in Section A.6 and December 5, 2003, the Corporation may redeem 50% (but not less than 50%) of the outstanding shares of Series A Redeemable Preferred Stock. The foregoing election shall be made by the Corporation giving each holder of Series A Redeemable Preferred Stock written notice not less than five (5) days prior to the date for such redemption.

                       (B) At any time after the later of the second anniversary of the date of the conversion of the Convertible Preferred Stock as set forth in Section A.6 and December 5, 2004, the Corporation may redeem all (but not less than all) of the outstanding shares of Series A Redeemable Preferred Stock. The foregoing election shall be made by the Corporation giving each holder of Series A Redeemable Preferred Stock written notice not less than five (5) days prior to such redemption.

               (b) REDEMPTION DATE; REDEMPTION PRICE. Any holder of Series A Redeemable Preferred Stock may exercise such holder's right of redemption pursuant to Section B.5(a)(iii) by such holder giving the Corporation not less than ten (10) days prior written notice, which notice shall set forth the date for such redemption. Upon the election of the holders of not less than sixty-six and two-thirds percent in voting power of the outstanding Series A Redeemable Preferred Stock to cause the Corporation to redeem the Series A Redeemable Preferred Stock pursuant to Section B. 5(a)(i) or (a)(iv), all holders of Series A Redeemable Preferred Stock shall be deemed to have elected to cause the Series A Redeemable Preferred Stock subject to such election to be so redeemed. Any date upon which a redemption shall actually occur in accordance with Section B.5(a) shall be referred to as a "Series A Redemption Date." The redemption price for each share of Series A Redeemable Preferred Stock redeemed pursuant to this Section B.5 shall be the per share Series A Redeemable Liquidation Preference Amount (the "Series A Redemption Price"). The aggregate Series A Redemption Price shall be payable in cash in immediately available funds on the Series A Redemption Date. Until the aggregate Series A Redemption Price, including any interest thereon, has been paid in cash for all shares of Series A Redeemable Preferred Stock redeemed as of the applicable Series A Redemption Date or Series A Notes have been issued pursuant to Section B.5(a)(i): (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation; and (B) except as provided in Section A.8(h), no shares of capital stock of the Corporation (other than the Series A Redeemable Preferred Stock in accordance with this Section B.5) shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

               (c) REDEMPTION PROHIBITED. If, at a Series A Redemption Date, the Corporation is prohibited under the Corporation Law from redeeming all shares of Series A Redeemable Preferred Stock for which redemption is required hereunder, then it shall redeem such shares on a pro-rata basis among the holders of Series A Redeemable Preferred Stock in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent possible and shall redeem the remaining shares to be redeemed as soon as the Corporation is not prohibited from redeeming some or all of such shares under the Corporation Law, subject to the last paragraph of Section A.8. The shares of Series A Redeemable Preferred Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided in this Article III. In the event that the Corporation fails for any reason to redeem shares for which redemption is triggered pursuant to Section
B.5 (other than pursuant to the third sentence of Section B. 5(a)(i)), including without limitation due to a prohibition of such redemption under the Corporation Law, then during the period from the applicable Series A Redemption Date through the date on which such shares are redeemed, the applicable Series A Redeemable Base Liquidation Amount of such shares shall bear interest at the rate of ten percent (10%) per annum, with such interest to accrue daily in arrears and to be compounded annually; provided, however, that in no event shall such interest rate exceed the Maximum Permitted Rate.

               (d) DIVIDEND AFTER REDEMPTION DATE. From and after the closing of a QPO or an Extraordinary Transaction or a public offering not constituting a QPO (in the case of a redemption pursuant to Section B.5(a)(i) or (iv)) or the date specified for redemption in the election notice as set forth in Section B.5(a)(ii) or (v) or Section B.5(b), no shares of Series A Redeemable Preferred Stock subject to redemption shall be entitled to any further dividends pursuant to Section B.3 hereof; PROVIDED, HOWEVER, that in the event that shares of Series A Redeemable Preferred Stock are unable to be redeemed and continue to be outstanding in accordance with Section B.5(c), such shares shall continue to be entitled to dividends and interest thereon as provided in Sections B.3 and B.5(c) until the date on which such shares are actually redeemed by the Corporation.

               (e) SURRENDER OF CERTIFICATE. Upon receipt of the applicable Series A Redemption Price by certified check or wire transfer or receipt of the Series A Notes pursuant to the third sentence of Section B.5(a)(i), each holder of shares of Series A Redeemable Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or shall deliver an Affidavit of Loss with respect to such certificates at the principal executive office of the Corporation or the office of the transfer agent for the Series A Redeemable Preferred Stock or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by notice to the holders of Series A Redeemable Preferred Stock (or the holders of Convertible Stock, as applicable), and each surrendered certificate shall be canceled and retired; PROVIDED, HOWEVER, that if the holder has exercised its redemption right pursuant to Section B.5(a)(iii)(A) or the Corporation has exercised its right pursuant to Section B.5(a)(v)(A), the holder shall not be required to surrender said certificate(s) to the Corporation until said holder has received a new stock certificate for those shares of Series A Redeemable Preferred Stock not so redeemed.

         6. NOTICE. In the event that the Corporation provides or is required to provide notice to any holder of Convertible Stock or Common Stock in accordance with the provisions of these Articles of Incorporation (including the provisions of Sections A.5(c) and A.9) and/or the Corporation's by-laws, the Corporation shall at the same time provide a copy of any such notice to each holder of outstanding shares of Series A Redeemable Preferred Stock.

         7. NO REISSUANCE OF SERIES A REDEEMABLE PREFERRED STOCK. No share or shares of Series A Redeemable Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion, exchange or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

         8. COVENANTS. So long as any shares of Series A Redeemable Preferred Stock shall be outstanding the provisions of Section A.8 shall apply to all shares of Series A Redeemable Preferred Stock as if such shares were shares of Convertible Preferred Stock.

                                 C. COMMON STOCK

         1. DESIGNATION. A total of 5,100,000 shares of the Corporation's common stock shall be designated as Common Stock, without par value per share (the "Common Stock").

         2. VOTING.

               (a) ELECTION OF DIRECTION. The holders of Common Stock voting together with the holders of outstanding Convertible Stock as a single class shall be entitled to elect all of the Directors of the Corporation (other than the Directors who are subject to election by the holders of Convertible Stock or Series A Redeemable Preferred Stock as a separate class) for so long as any shares of Convertible Stock or Series A Redeemable Preferred Stock remain outstanding and thereafter shall be entitled to elect all of the Directors of the Corporation. Such Directors shall be the candidates receiving the greatest number of affirmative votes entitled to be cast with votes cast against such candidates and votes withheld having no legal effect. Each holder of Common Stock entitled to vote at an election for directors may cumulate the votes to which such holder is entitled, I.E., such holder may cast a total number of votes equal to the number of directors to be elected multiplied by the number of votes to which such holder's shares are entitled, and may cast said total number of votes for one or more candidates in such proportions as such holder thinks fit; PROVIDED, HOWEVER, no holder shall be entitled to so cumulate such holder's votes unless the candidates for which such holder is voting have been placed in nomination prior to the voting and a holder has given notice at the meeting, prior to the vote, of an intention to cumulate votes. The candidates receiving the highest number of votes, up to the number of directors to be elected, are elected. Except as may otherwise be provided by law, each holder shall be entitled to one vote for each share held. The election of such Directors shall occur at the annual meeting of holders of capital stock or at any special meeting called and held in accordance with the by-laws of the Corporation. If a person elected in accordance with the foregoing provisions should cease to be a Director for any reason, the vacancy shall only be filled by the vote of the outstanding shares entitled to vote for such Directors, in the manner and on the basis specified above.

               (b) OTHER VOTING. The holder of each share of Common Stock shall be entitled to one vote for each such share as determined on the record date for the vote or consent of shareholders and shall vote together with the holders of the Convertible Stock as a single class upon any items submitted to a vote of shareholders, except as otherwise provided herein.

         3. DIVIDENDS. Subject to the payment in full of all preferential dividends to which the holders of the Redeemable Preferred Stock are entitled hereunder, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion, with holders of Convertible Stock and Common Stock sharing PARI PASSU in such dividends as contemplated by Section A.3.

         4. LIQUIDATION. Upon any Liquidation Event, after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of Convertible Stock or Series A Redeemable Preferred Stock, as applicable, are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock (and to the extent applicable under Section A.4(a) Convertible Stock) shall be entitled to share ratably in the remaining assets of the Corporation available for distribution.

         5. FRACTIONAL SHARES; UNCERTIFIED SHARES. The Corporation may issue fractional shares (up to five decimal places) of Common Stock and Preferred Stock. Fractional shares shall be entitled to dividends (on a pro rata basis), and the holders of fractional shares shall be entitled to all rights as shareholders of the Corporation to the extent provided herein and under applicable law in respect of such fractional shares. Shares of Common Stock and Preferred Stock, or fractions thereof, may, but need not be. represented by share certificates. Such shares, or fractions thereof, not represented by share certificates (`Uncertified Shares") shall be registered in the stock records book of the Corporation. The Corporation at any time at its sole option may deliver to any registered holder of such shares share certificates to represent Uncertified Shares previously issued (or deemed issued) to such holder.

                                   ARTICLE IV

               (a) The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

               (b) The Company is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the Company and its shareholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the General Corporation Law of California, subject to the limits on such excess indemnification set forth in Section 204 of the General Corporation Law of California. If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to "California Law" shall to that extent be deemed to refer to California law as so amended.

               (c) Any repeal or modification of this Article shall only be prospective and shall not effect the rights under this Article in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

         THREE: The foregoing amendment and restatement of the articles of incorporation has been duly approved by the Board of Directors of this Corporation.

         FOUR: The foregoing amendment and restatement of the articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The Corporation has one class of stock outstanding and such class of stock is entitled to vote with respect to the amendment herein set forth. The total number of outstanding shares of common stock of the Corporation is 5,100,000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) of the outstanding Common Stock voting as a class.

         The undersigned, Frank Deverse and Patsy Deverse the Chairman and Chief Executive Officer and Secretary, respectively, of International Microcircuits, Inc., declare under penalty of perjury that the matters set out in the foregoing Articles are true of their own knowledge.

         Executed at Milpitas, California, on November 12, 1997.

                     /S
                     ---------------------------------------------------
                     Frank Deverse, Chairman and Chief Executive Officer

                     /S
                     ---------------------------------------------------
                     Patsy Deverse, Secretary

                           [STATE OF CALIFORNIA LOGO]

                               SECRETARY OF STATE

                            CERTIFICATE OF CORRECTION
                                       OF
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                        INTERNATIONAL MICROCIRCUITS, INC

         Frank T. Deverse and Patsy J. Deverse certify that:

         1. They are the Chief Executive Officer and Secretary, respectively, of International Microcircuits, Inc., a California corporation.

         2. The name of the corporation filing this certificate is International Microcircuits, Inc. and it is a California corporation.

         3. The instrument being corrected is entitled "RESTATED ARTICLES OF INCORPORATION OF INCORPORATION OF INTERNATIONAL MICROCIRCUITS, INC." and said instrument was filed in the office of the Secretary of State of the State of California on December 9, 1997.

         4. Paragraph ONE of said Restated Articles of Incorporation, as corrected, should read in its entirety as follows:

         "ONE: They are the duly elected and acting Chief Executive Officer and Secretary, respectively, of International Microcircuits, Inc., a California corporation (the "Corporation" or the "Company")."

         5. Article III, paragraph one of said Restated Articles of Incorporation, as corrected, should read in its entirety as follows:

         "The total number of shares of capital stock which the Corporation shall have authority to issue is 14,160,000 of which (a) 6,660,000 shares shall be preferred stock, without par value per share ("Preferred Stock"), and (b) 7,500,000 shares shall be common stock, without par value per share."

         6. Article III, Section A(4)(a) of said Restated Articles of Incorporation, as corrected, should read in its entirety as follows:

         "4. LIQUIDATION.

               (a) LIQUIDATION PREFERENCE. Upon any liquidation, dissolution or winding up of the Corporation and its subsidiaries, whether voluntary or involuntary (a "Liquidation Event"), each holder of outstanding shares of Convertible Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to shareholders, whether such assets are capital, surplus or earnings, and before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Convertible Stock, an amount in cash equal to (i) $4.376 per share of Convertible Stock held by such holder (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Convertible Stock), plus (ii) any accumulated but unpaid dividends to which such holder of outstanding shares of Convertible Stock is then entitled pursuant to Sections
A.3 and A.5(f) hereof (the sum of clauses (i) and (ii) being referred to herein as the "Convertible Base Liquidation Amount"), plus (iii) any interest accrued pursuant to Section A.5(e) hereof to which such holder of Convertible Stock is entitled, if any (the sum of clauses (i), (ii) and (iii) being referred to herein as the "Convertible Base Liquidation Amount"); plus (iii) any interest accrued pursuant to Section A.5(e) hereof to which such holder of Convertible Stock is entitled, if any (the sum of clauses (i), (ii) and (iii) being referred to herein as the "Convertible Liquidation Preference Amount"); PROVIDED, HOWEVER, that if, upon any Liquidation Event, the amounts payable with respect to the Convertible Liquidation Preference Amount are not paid in full, the holders of the Convertible Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled; and PROVIDED FURTHER, HOWEVER, that if upon any Liquidation Event the holders of the outstanding shares of Convertible Stock would receive more than the aggregate Convertible Liquidation Preference Amount with respect to such shares in the event all of their shares were converted into Series A Redeemable Preferred Stock (as defined in Section B. I of this Article III) and Common Stock immediately prior to the record date for distributions in connection with such Liquidation Event, then each holder of an outstanding share of Convertible Stock shall receive, in lieu of the Convertible Liquidation Preference Amount, an amount equal to such holder's Series A Redeemable Liquidation Preference Amount (as defined in Section B.4) under Section B.4 plus any dividends pursuant to Section A.3 or A.5(f) which are accumulated but unpaid in respect of such share as of the date of such Liquidation Event before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Convertible Stock, and thereafter shall share ratably with the holders of Common Stock and any other stock ranking on liquidation junior to the Convertible Stock in the assets available for distribution, with such distributions to be made as if each share of Convertible Stock had been converted into the number of shares of Series A Redeemable Preferred Stock and Common Stock issuable upon the conversion of such holder's shares of Convertible Stock immediately prior to any such Liquidation Event. The provisions of this Section A.4 shall not in any way limit the right of the holders of Convertible Stock to elect to convert their shares of Convertible Stock into Series A Redeemable Preferred Stock and Common Stock pursuant to Section A.6 prior to or in connection with any Liquidation Event."

         7. Article III, Section A(6)(a) of said Restated Articles of Incorporation, as corrected, should read in its entirety as follows:

               "(a) AUTOMATIC CONVERSION UPON ELECTION OF HOLDERS. The holders of shares of Convertible Stock shall be entitled, upon the written election of the holder or holders of not less than sixty-six and two-thirds percent in voting power of the outstanding shares of Convertible Stock, without the payment of any additional consideration. (i) immediately prior to and subject to the closing or happening of a Liquidation Event or an Extraordinary Transaction and
(ii) at any time after December 5, 1999, to cause all (but not less than all) of the outstanding shares of Convertible Stock to be automatically converted into
(i) the number of fully paid and nonassessable shares of Common Stock which results from dividing the Conversion Price (as defined in this Section A.6(a)) per share in effect for the Convertible Stock at the time of conversion into the per share Conversion Value (as defined in this Section A.6(a)) of the Convertible Stock (the "Conversion Shares") and (ii) one (1) fully paid and nonassessable share of Series A Redeemable Preferred Stock. Upon the election to so convert in the manner and on the basis specified in the preceding sentence, all holders of the Convertible Stock shall be deemed to have elected to voluntarily convert all outstanding shares of Convertible Stock pursuant to this Section A.6. Upon the filing and effectiveness of these Articles of' Incorporation with the California Secretary of State's office, the "Conversion Price" per share of Convertible Stock shall be $4.376, and the per share "Conversion Value" of Convertible Stock shall be $4.376. The Conversion Price per share of Convertible Stock and the Common Stock Conversion Rate (as defined in this Section A.6(a)) shall be subject to adjustment from time to -time as provided in Section A.7 hereof. The number of shares of Common Stock into which a share of a Convertible Stock is convertible is hereinafter referred to as the "Common Stock Conversion Rate." The number of shares of Series A Redeemable Preferred Stock into which a share of Convertible Stock is convertible is hereinafter referred to as the "Series A Redeemable Conversion Rate." If the holders of shares of Convertible Stock elect to convert the outstanding shares of Convertible Stock at a time when there are any accumulated but unpaid dividends or other amount ` s due on or in respect of' such shares, such dividends and other amounts shall be paid in full in cash by the Corporation in connection with such conversion. Upon the election to so convert in the manner and on the basis specified in this Section A.6(a) all holders of the Convertible Preferred Stock shall be' deemed to have elected to voluntarily convert all outstanding shares of Convertible Preferred Stock pursuant to this Section A.6(a)."

         8. Article III, Section A(6)(b) of said Restated Articles of Incorporation, as corrected, should read in its entirety as follows:

               "(b) AUTOMATIC CONVERSION UPON QPO. Each share of Convertible Stock shall automatically be converted, without the payment of any additional consideration, into shares of Common Stock and Series A Redeemable Preferred Stock as of, and in all cases subject to, the closing of the Corporation's first underwritten offering to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, provided that (i) such registration statement covers the offer and sale of Common Stock of which the aggregate net proceeds attributable to sales for the account of the Corporation exceed $20,000,000, at a price per share not less than $13.128 (as appropriately adjusted for any stock split, combination, reorganization, recapitalization, stock dividend, or similar event), (ii) such Common Stock is listed for trading on either the New York Stock Exchange or the Nasdaq National Market System and
(iii) if a redemption election is made pursuant to Section B.5(a)(i) or (a)(ii), either (A) all outstanding shares of Series A Redeemable Preferred Stock which are outstanding or issuable upon such automatic conversion are redeemed immediately upon and as of the closing of such offering, (B) contemporaneously with such offering cash in an amount sufficient to redeem all outstanding shares of Series A Redeemable Preferred Stock is segregated and irrevocably held by the Corporation for payment to holders of Series A Redeemable Preferred Stock or (C) all outstanding shares of Series A Redeemable Preferred Stock are exchanged for Series A Notes (as defined in Section B.5(a)(i)) (a "QPO" or a "Qualified Public Offering"); PROVIDED that if a closing of a QPO occurs, all outstanding shares of Convertible Stock shall be deemed to have been converted into shares of Common Stock and Series A Redeemable Preferred Stock immediately prior to such closing. Any such conversion shall be at the Common Stock Conversion Rate and Series A Redeemable Conversion Rate in effect upon the closing of a QPO, as applicable.

         If. the holders of shares of Convertible Stock are required to convert the outstanding shares of Convertible Stock pursuant to this Section A.6(b) at a time when there are any declared but unpaid dividends or any amounts due on or in respect of such shares, such dividends and other amounts shall be paid in full in cash by the Corporation in connection with such conversion."

         9. Article III, Section B(3) of said Restated Articles of Incorporation, as corrected, should read in its entirety as follows:

               "3. DIVIDENDS. The holders of outstanding shares of Series A Redeemable Preferred Stock shall be entitled to receive, out of any funds legally available therefor, cumulative (non-compounding) dividends on the Series A Redeemable Preferred Stock in cash, at the per share rate per annum of six percent (6%) of $3.9384 (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Series A Redeemable Preferred Stock) (a "Series A Redeemable Cumulative Dividend"). Such dividends will accrue quarterly in arrears commencing as of the date of issuance of the Series A Redeemable Preferred Stock and be cumulative, to the extent unpaid, whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Series A Redeemable Cumulative Dividends shall become due and payable with respect to any share of Series A Redeemable Preferred Stock as provided in Section B.4 and Section B.5. So long as any shares of Series A Redeemable Preferred Stock are outstanding and the Series A Redeemable Cumulative Dividends have not been paid in full in cash: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any Common Stock or other capital stock of the Corporation ranking junior to the Series A Redeemable Preferred Stock; and (B) except as provided in Section A.8(h), no shares of capital stock of the Corporation ranking junior to the Series A Redeemable Preferred Stock shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof. All numbers relating to the calculation of dividends pursuant to this Section B.3 shall be subject to equitable adjustment in the event of any stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Series A Redeemable Preferred Stock.

         10. Article III, Section B(4) of said Restated Articles of Incorporation, as corrected, should read in its entirety as follows:

               "4. LIQUIDATION. Upon any Liquidation Event, each holder of outstanding shares of Series A Redeemable Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to shareholders, whether such assets are capital, surplus, or earnings, and before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Series A Redeemable Preferred Stock, an amount in cash equal to the sum of (a) $3.9384 per share of Series A Redeemable Preferred Stock held by such holder (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Series A Redeemable Preferred Stock), plus (b) any accumulated but unpaid dividends to which such holder of outstanding shares of Series A Redeemable Preferred Stock is entitled pursuant to Sections B.3 and B.5(d) hereof (the sum of clauses (a) and (b) being referred to herein as the "Series A Redeemable Base Liquidation

Amount"), plus (c) any interest accrued pursuant to Section B.5(c) to which such holder of outstanding shares of Series A Redeemable Preferred Stock is entitled, if any (the sum of clauses (a), (b) and (c) being referred to herein as the "Series A Redeemable Liquidation Preference Amount"); PROVIDED, HOWEVER, that if, upon any Liquidation Event, the amounts payable with respect to the Series A Redeemable Liquidation Preference Amount are not paid in full, the holders of the Series A Redeemable Preferred Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

         11. THE RESTATED ARTICLES OF INCORPORATION when corrected as herein specified, will conform in wording to the wording of the RESTATED ARTICLES OF INCORPORATION in the resolutions adopted by the Board of Directors and Shareholders approving the RESTATED ARTICLES OF INCORPORATION.

         Each of the undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of his own knowledge and that this declaration was executed on December 15, 1997.

                             /S
                             --------------------------------------------------
                             Frank T. Deverse
                             Title:  Chief Executive Officer

                             /S
                             --------------------------------------------------
                             Patsy J. Deverse
                             Title:  Secretary

                           CERTIFICATE OF AMENDMENT OF
                      RESTATED ARTICLES OF INCORPORATION OF
                        INTERNATIONAL MICROCIRCUITS, INC.

         The undersigned certify that:

         1. They are the President and the Secretary, respectively, of INTERNATIONAL MICROCIRCUITS, INC. a California corporation.

         2. Article III, paragraph 1 of the Restated Articles of Incorporation of this corporation is amended to read in full as follows:

         "The total number of shares of capital stock which the Company shall have authority to issue is 15,100,000 of which (a) 6,600,000 shares shall be preferred stock, without par value per share ("Preferred Stock"), and (b) 8,500,000 shares shall be common stock, without par value per share ("Common Stock").

         Upon the amendment of this Article III to read as set forth above, each outstanding share of Common Stock is split into 1.5 shares of Common Stock."

         3. The foregoing amendment of Restated Articles of Incorporation has been duly approved by the Board of Directors.

         4. The foregoing amendment of Restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation is 728,200 shares of Common Stock and 3,159,128 shares of Convertible Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of Common Stock and more than 50% of the outstanding shares of Convertible Preferred Sock.

         The undersigned, Ilhan Refioglu and Patrick Pohlen, the President and Secretary, respectively, of International Microcircuits, Inc., further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed at Milpitas, California on February 24, 1998.

                                       /S
                                       ----------------------------------------
                                       Ilhan Refioglu
                                       President

                                       /S
                                       ----------------------------------------
                                       Patrick A. Pohlen
                                       Secretary

                           CERTIFICATE OF AMENDMENT OF
                AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

                       INTERNATIONAL MICROCIRCUITS, INC.

         The undersigned certify that:

         1. They are the President, Vice President, Finance and Assistant Secretary, respectively, of INTERNATIONAL MICROCIRCUITS, INC., a California Corporation.

         2. Article III, paragraph 1 of the Amended and Restated Articles of Incorporation of this corporation is amended to read in full as follows:

            "The total number of shares of capital stock which the Company shall have authority to issue is 19,350,000 of which (a) 6,600,000 shares shall be preferred stock, without par value per share ("Preferred Stock"), and (b) 12,750,000 shares shall be common stock, without par value per share ("Common Stock").

                  Upon the amendment of this Article III to read as set forth above, each outstanding share of Common Stock is split into 1.5 shares of Common Stock."

         3. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors.

         4. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation is 1,985,000 shares of Common Stock and 3,159,128 shares of Convertible Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than a majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class.

         The undersigned, Ilhan Refioglu and Judith Signorino, the President and Vice President, Finance, respectively, of International Microcircuits, Inc., further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of their own knowledge.

Executed at Milpitas, California on April 3, 2000.

                             /S
                             --------------------------------------------------
                             ILHAN REFIOGLU
                             President


                             /S
                             --------------------------------------------------
                             JUDITH SIGNORINO
                             Vice President, Finance and Assistant Secretary


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